Exhibit 2.1

SHARE PURCHASE AGREEMENT

between

Viktor Plesski

Chemin de la Rose 10

2025 Gorgier

Seller

and

Resonant Inc.

110 Castilian Drive, Suite 100

Goleta, CA 93117

Purchaser

Seller and Purchaser together the Parties, or individually a Party regarding 100% of the issued and outstanding shares in GVR Trade S.A., chemin de la Rose 10, 2025 Gorgier

Table of Contents

1.	Definitions	5
2.	Sale and Purchase of Shares	5
3.	Purchase Price	5
3.1	Purchase Price	5
3.2	Payment of Purchase Price	6
3.2.1	Payment to the Seller	6
3.3	Purchase Price Adjustment	7
3.3.1	Assumptions	7
3.3.2	Adjustment of Purchase Price	7
3.3.3	Closing Accounts	7
3.3.4	Payment of the Adjustment Amount	8
4.	Representations and Warranties	9
4.1	Seller’s Representations and Warranties	9
4.2	Purchaser’s Warranties	9
4.3	Exclusive Representation and Warranties	9
5.	Remedies for Misrepresentation or Breach of Warranty	9
5.1	Remedies of Purchaser	9
5.1.1	Term of Warranties	9
5.1.2	Notification	10
5.1.3	Remedies of Purchaser	10
5.1.4	Limitations on Liability	11
5.1.5	Third Party Claims	11
5.2	Remedies of Seller	11
5.3	Remedies Exclusive	12
6.	Closing Memorandum	12
7.	Closing	12
7.1	Place and Date	12
7.2	Closing Actions and Deliveries	12
7.2.1	Joint Actions by the Seller and the Purchaser	12
7.2.2	Actions and Deliveries by the Seller	12
7.2.3	Actions and Deliveries by Purchaser	13
7.3	Passing of Risk and Benefit	13
8.	Other Covenants	13
8.1	Non Competition and Non-Solicitation	13
8.2	Public Announcements	14
8.3	Confidentiality	14
9.	Taxes, Costs, Expenses	15
9.1	Taxes	15
9.2	Costs and Expenses	15
10.	General Provisions	15
10.1	Notices	15
10.2	Amendments and Waivers	16
10.3	Succession and Assignment	16
10.4	Severability	16
11.	Governing Law and Jurisdiction	17

11.1	Governing Law	17
11.2	Jurisdiction	17

Table of Annexes

Annex 1	Definitions

Annex 3.1.1	Calculation Rules for the Calculation of Net Working Capital and Net Cash

Annex 4.1	Warranties

Annex 4.2	Purchaser’s Warranties

Annex 5.1.4c	Disclosure Letter

Annex 7.2.1b	Employment Contracts

Annex 7.2.3b	Licence Agreement regarding Layers Software

Recitals

A.              GVR Trade S.A. is a corporation (Aktiengesellschaft) duly incorporated in accordance with the laws of Switzerland having its registered office at chemin de la Rose, 2025 Chez-le-Bart, Switzerland, and is registered with the Commercial Register of the Canton of Neuchâtel with number CHE-104.371.944 (Company).

B.              The share capital of the Company amounts to CHF 100,000 divided into 1,000 fully paid-in registered shares with restricted transferability with a nominal value of CHF 100 each (all issued and outstanding shares of the Company collectively Shares).

C.               As at the date hereof, the Seller legally and beneficially owns 100% of the Shares.

F.               The Company’s business is consulting services for the design of surface acoustic wave and bulk acoustic wave devices concentrating especially on the design of surface acoustic wave RF filters and resonators, as well as licensing and sales of custom design and analysis software and sales of small series of SAW devices (Business).

G.              The Purchaser is a corporation duly incorporated in accordance with the Laws of the State of Delaware having its principal executive office at 110 Castilian Drive, Suite 100, Goleta, CA 93117.

H.              The Purchaser desires to purchase the Shares from the Seller and the Seller desires to sell the Shares to the Purchaser pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1.                                                  Definitions

Capitalized terms used in this Agreement shall have the meaning assigned to them in Annex 1.

2.                                                  Sale and Purchase of Shares

Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties contained herein, the Seller hereby agrees to sell and to transfer to the Purchaser, and the Purchaser hereby agrees to purchase and assume from the Seller, the full legal and beneficial ownership of the Shares, free and clear from any Liens.

3.                                                  Purchase Price

3.1                                           Purchase Price

3.1.1                                 The purchase price for the Shares consists of:

a.              cash payment of USD 600,000 (Six hundred thousand US Dollars) (Cash Consideration); and

b.              125,000 shares of common stock of the Purchaser with a par value of USD 0.001 per share (Share Consideration)

(Cash Consideration and Share Consideration together Purchase Price).

3.1.2                                 The Cash Consideration is subject to the purchase price adjustment as described in Section 3.3.2.

3.1.3                                 The Share Consideration may not be resold by the Purchaser during the first six months following the Closing other than in a transaction registered under Securities Act of 1933, as amended (Securities Act) or in a transaction that is exempt from registration, including in certain privately negotiated sales that comply with the Securities Act.  A legend will be placed on the certificates representing the Share Consideration in the following form:

“THE SECURITIES COVERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (I) AS PART OF THEIR DISTRIBUTION AT ANY TIME OR (II) OTHERWISE UNTIL SIX MONTHS AFTER THE ISSUANCE OF THE SECURITIES, EXCEPT IN EITHER CASE IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT. NO HEDGING TRANSACTION CAN BE CONDUCTED WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED BY THE SECURITIES ACT. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S.”

3.2                                           Payment of Purchase Price

3.2.1                                 Payment to the Seller

The Purchase Price shall be due and payable as follows:

a.             The Cash Consideration shall be payable to the Seller by wire transfer within 3 (three) Business Days as from the date of this Agreement to the account as designated by the Seller in writing.

b.             The Share Consideration shall be transferred as soon as practicable following the date of this Agreement, but not later than 7 (seven) Business Days after the date of this Agreement, by delivery to an address as designated by the Seller in writing of a stock certificate registered in the name of the Seller representing the Share Consideration.

3.3                                           Purchase Price Adjustment

3.3.1                                 Assumptions

The Purchase Price is calculated on the assumptions that:

a.             The Net Working Capital of the Company amounts to CHF 0 (Target Net Working Capital);

b.             The Net Cash of the Company amounts to CHF 100,000 (Target Net Cash).

The Parties agree that the Net Working Capital and the Net Cash shall be defined and calculated consistent with past practice of the Company, based on the Closing Accounts and in accordance with the Calculation Rules set forth in Annex 3.3.1.

3.3.2                                 Adjustment of Purchase Price

3.3.2.1                       The Cash Consideration shall be adjusted to take into account the differences between the Target Net Working Capital and the Target Net Cash on the one hand and the Net Working Capital and the Net Cash reflected in the Closing Accounts pursuant to Section 3.3.3 below and calculated based on the Calculation Rules in Annex 3.3.1 on the other hand (Adjustment Amount).

The Cash Consideration shall be adjusted downwards:

i.                  by the amount by which the Net Working Capital of the Company, as determined on the basis of the Closing Accounts, falls short of the Target Net Working Capital;

ii.               by the amount by which the Net Cash of the Company, as determined on the basis of the Closing Accounts, falls short of the Target Net Cash (i. and ii. together Negative Adjustment Amount).

The Cash Consideration shall be adjusted upwards:

i.                  by the amount by which the Net Working Capital of the Company, as determined on the basis of the Closing Accounts, exceeds the Target Net Working Capital;

ii.               by the amount by which the Net Cash of the Company, as determine on the basis of the Closing Accounts, exceeds the Target Net Cash (i. and ii. together Positive Adjustment Amount).

3.3.3                                 Closing Accounts

3.3.3.1                       The Purchaser procures to establish within 45 Business Days from the date of this Agreement audited financial statements of the Company as per a date of this Agreement (Proposed Closing Accounts), and a written notice with the Purchaser’s good faith determination of the proposed purchase price adjustment amount in accordance with Section 3.3.2 (Proposed Adjustment Amount). The Seller, together with Pascal Begnard, shall make available to the Purchaser at reasonable time all documents, receipts and materials the Purchaser requires to establish the Proposed Closing Accounts and the Proposed Adjustment Amount.

3.3.3.2                       Unless the Seller gives notice to the Purchaser until 5 (five) Business Days after receipt of the Proposed Closing Accounts and the Proposed Adjustment Amount that he disagrees with any specific item of the Proposed Closing Accounts or the Proposed Adjustment Amount (such notice, Notice of Objection), stating in writing and in reasonable detail the reasons for the Seller’s objections, the Proposed Closing Accounts and the Proposed Adjustment Amount shall be deemed final and binding on the Parties for all purposes.

3.3.3.3                       The Parties shall endeavour in good faith to resolve any objection of the Seller within 10 (ten) Business Days after the Purchaser’s receipt of the Purchaser’s Notice of Objection. If the Parties are unable to resolve any objection during such period, the matter shall be referred to a Person agreed upon by the Parties who shall be an independent accounting firm of international repute. If the Parties are unable to agree on an accounting firm within 15 (fifteen) Business Days, such accounting firm (who shall be independent of the Parties) shall, upon application of either the Seller or the Purchaser, be nominated by the President of Zurich Chamber of Commerce (hereinafter, the Appraiser) to establish independently the final closing accounts (Final Closing Accounts) and the final adjustment amount (Final Adjustment Amount).

3.3.3.4                       The Purchaser and the Seller will make available to the Appraiser, at reasonable times and upon reasonable notice at any time during the pendency of any dispute under this Section 3.3.3, the work papers and back-up materials used in preparing the Proposed Closing Accounts and the Purchaser’s Notice of Objection, and the books and records of the Company relating to the Net Working Capital and the Net Cash.

3.3.3.5                       The costs and expenses (including VAT) of the Appraiser shall be allocated by Appraiser between the Seller and the Purchaser in proportion to the Parties’ relative success or defeat in the proceedings before the Appraiser (measured against each Party’s position in its initial submission to the Appraiser).

3.3.4                                 Payment of the Adjustment Amount

The Adjustment Amount shall be due and payable within 5 (five) Business Days after the Proposed Closing Accounts and the Proposed Adjustment Amount have become final and binding, or after establishment of the Final Closing Accounts and the Final Adjustment Amount by the Appraiser (as the case may be) as follows:

a.     Positive Adjustment Amount shall be paid by the Purchaser to the account of the Seller by wire transfer of immediately available funds to the account as designated by the Seller in writing;

b.     Negative Adjustment Amount shall be paid by the Seller to the Purchaser by wire transfer of immediately available funds to the account as designated by the Purchaser in writing.

4.                                                  Representations and Warranties

4.1                                           Seller’s Representations and Warranties

The Seller represents and warrants to the Purchaser that the representations and warranties set out in Annex 4.1 (Warranties) are true and correct and not misleading in all respects, as of the date hereof and until and as of the date of Closing, unless another date is explicitly stated herein and the Seller acknowledges that the Purchaser has entered into this Agreement in full reliance on the representations and warranties.

4.2                                           Purchaser’s Warranties

4.2.1                                 The Purchaser hereby represents and warrants to the Seller that the representations and warranties set out in Annex 4.2 (Purchaser’s Warranties) are true and correct and not misleading in all respects, as of the date hereof and the date of Closing and acknowledges that the Seller has entered into this Agreement in full reliance on Purchaser’s representations and warranties.

4.3                                           Exclusive Representation and Warranties

4.3.1                                 The representations and warranties of the Seller set forth in Annex 4.1 are the sole and exclusive representation and warranties made by the Seller and relied upon by the Purchaser in respect of the subject matter of this Agreement, and no other representations or warranties are made by the Seller or relied upon by the Purchaser, whether express or implied, other than those explicitly made in Annex 4.1.

4.3.2                                 The representations and warranties of the Purchaser set forth in Annex 4.2 are the sole and exclusive representations and warranties made by the Purchaser and relied upon by the Seller in respect of the subject matter of this Agreement, and no other representations or warranties are made by the Purchaser or relied upon by the Seller, whether express or implied, other than those explicitly made in Annex 4.2.

5.                                                  Remedies for Misrepresentation or Breach of Warranty

5.1                                           Remedies of Purchaser

5.1.1                                 Term of Warranties

Claims by the Purchaser against the Seller for misrepresentation, inaccuracy or breach of Warranties shall be time-barred (verjährt) unless the Purchaser notifies the Seller of a claim:

a.    with respect to Warranties made in Annex 4.1, Section 1 (Capacity and Authority), Section 2 (Title to Shares), Section 3 (Corporate Information), Section 4 (Subsidiaries) and Section 5 (Transaction Not a Breach) on or before the 10th anniversary of the Closing Date;

b.             with respect to Warranties made in Annex 4.1, Section 11 (Tax Matter) on or before the earlier of (i) 3 (three) months after the assessment of the relevant Taxes has been determined and become legally-binding (rechtskräftig festgesetzt), or (ii) 3 (three) months after the expiration of the relevant statute of limitations;

c.              with respect to Warranties made in Annex 4.1, Sections 15 (Social Security Matters) and 16 (Employees) on or before the earlier of (i) 12 months after the assessment for the relevant social security contributions has been determined and become legally binding (rechtskräftig festgesetzt) or any claims of employees have been duly notified to the Company or (ii) 12 months after the expiration of the relevant statute of limitations;

d.             with respect to all other Warranties made in Annex 4.1 on or before 24 months following the Closing Date,

(the foregoing time-periods shall be referred to herein as Claim Period).

5.1.2                                 Notification

The Parties waive the notification and examination requirements of article 201 CO. The Claim Period pursuant to Section 5.1.1 above shall be met if the Purchaser notifies the Seller in writing on or before the expiration of the Claim Period (Notice of Breach).

5.1.3                                 Remedies of Purchaser

In case of a misrepresentation, inaccuracy or breach of a Warranty by the Seller, the Seller shall:

a.            have the right, and the obligation, in case the Seller is capable and it is reasonable (zumutbar) to them, to put the Company or, at the election of the Purchaser, the Purchaser, within thirty (30) Business Days after having received a Notice of Breach, in the position in which it would be had no such misrepresentation, inaccuracy or breach of a Warranty occurred by way of remedying or rectifying the matter that gave rise to the misrepresentation, inaccuracy or breach of the Warranty and compensate the Purchaser for any Damage in accordance with Section 5.1.3.a, to the extent such Damage is not covered by this Section 5.1.3.a. This right to cure (Nachbesserungsrecht) in this Section 5.1.3.a is, however, not applicable in urgent cases and if it would result in an unreasonable interference with the management and/or operation of the business of the Company.

b.            falling such remedy, subject to the limitations set forth in Section 5.1.4, compensate and pay to the Purchaser any Damages incurred or sustained by the Purchaser or the Company resulting from or arising out of any such misrepresentation, inaccuracy or breach irrespective of any fault.

5.1.4                                 Limitations on Liability

The Seller’s liability in respect of any misrepresentation, inaccuracy or breach of the Warranties shall be excluded or reduced, as the case may be, if, and to the extent that:

a.             that such Claim is covered by any specific provision, reserve or valuation allowance made in the Financial Statements;

b.             The Purchaser or, following the Closing, the Company have actually recovered from any third party, including but not limited to, an insurer, any sum in respect of any matter to which a Claim made relates, after deduction of all duly documented costs and expenses incurred in making such recovery (including reasonable attorney’s fees;

These limitations shall not apply to any wilful or grossly negligent misrepresentation, inaccuracy or breach of a Warranty.

c.              All matters and information which have been Fairly Disclosed in this Agreement or which have been Fairly Disclosed by the Seller against a specific representation or warranty set forth in Annex 4.1 in the Disclosure Letter attached hereto (including any documents attached to the Disclosure Letter) shall operate as an exclusion of and limitation of Seller’s Warranties as set forth in Section 4 and the Seller shall be under no liability against the Purchaser and/or the Company. For the avoidance of doubt, the Warranties shall not in any respect be extinguished or affected by any due diligence investigation of the Company by the Purchaser. The concept of fair disclosure according to this Section 5.1.4.c shall supersede article 200 CO, which shall not be applicable to this Agreement.

5.1.5                                 Third Party Claims

In case of any Claim made or threatened in writing to be made by any third party, including, but not limited to, Claims brought by Tax Authorities or other Governmental Authorities, which is likely to give rise to a claim for misrepresentation or indemnification under this Agreement (a Third Party Claim), the Purchaser shall be entitled to oppose, or to cause the Company to oppose, such claim, and the Seller shall use his best efforts in assisting the Purchaser or the Company in the defense of such claim. The Purchaser shall procure that no such claim is settled without the prior written consent of the Seller, which consent shall not unreasonably withheld or delayed (e.g., in case of a convincing commercial rationale for such settlement); provided that such consent shall be deemed to be given if the Seller does not object within ten (10) Business Days following receipt of the Purchaser’s written notification of its intention to settle a Third Party Claim.

5.2                                           Remedies of Seller

The provisions of Section 5.1 shall apply by analogy with respect to any misrepresentation, inaccuracy or breach of a Purchaser Warranty. Without limiting the generality of the foregoing, the Purchaser’s Warranties shall be time-barred (verjährt) 18 months following the Closing Date.

5.3                                           Remedies Exclusive

The remedies set forth in Section 5 for misrepresentation or breach of warranty shall be (subject to fraudulent, wilful or grossly negligent conduct) in lieu of and supersede any remedies provided for or available under applicable Laws for misrepresentations, inaccuracy and breach of warranties, provided, however, that the Parties hereby explicitly preserve the right to partially or fully rescind or challenge the validity of this Agreement under article 23 et seq. CO or article 205 CO.

6.                                                  Closing Memorandum

The Purchaser’s counsel shall prepare a closing memorandum satisfactory to both parties, which describes the closing actions and deliveries pursuant to Section 7.2 and which shall serve as evidence for the Closing.

7.                                                  Closing

7.1                                           Place and Date

The transfer of the Shares and the other closing actions and deliveries (Closing) shall take place in Gorgier, at the offices of the Company on the same day as this Agreement immediately following signing of this Agreement (hereinafter Closing Date).

7.2                                           Closing Actions and Deliveries

7.2.1                                 Joint Actions by the Seller and the Purchaser

At the Closing Date, the Seller and the Purchaser shall:

a.    execute the Closing Memorandum;

b.    execute the employment contracts between the Company and the Seller, and between the Company and Irina Plesskaia, in form and substance as attached hereto as Annex 7.2.1b;

c.    do and procure all acts to consummate the transactions contemplated hereunder.

7.2.2                                 Actions and Deliveries by the Seller

At the Closing Date, the Seller shall execute or procure that the respective party executes the following agreements and deliver to the Purchaser the following:

a.             resolutions of the extraordinary shareholders meeting of the Company, electing the new members to the board of the Company, as directed by Purchaser and grant discharge to the resigning board member Irina Plesskaia;

b.             certificates representing the Shares, duly endorsed in blank to transfer the Shares from Seller to the Purchaser;

c.              a board resolution of the Company approving the transfer of the Shares to the Purchaser;

d.             the duly signed share register (Aktienbuch) of the Company which shall evidence the entry of the Purchaser as the legal owner of and shareholder entitled to vote the Shares.

7.2.3                                 Actions and Deliveries by Purchaser

At Closing, the Purchaser shall execute or procure that the respective party executes the following agreements and deliver to the Seller the following:

a.    pay the Cash Consideration in accordance with Section 3.2.1 a and instruct the Purchaser’s transfer agent for its common stock to issue and deliver the Share Consideration in accordance with Section 3.2.1 b to the Seller’s designated address;

b.    duly execute and deliver to the Company the licence agreement regarding, inter alia, the Layers software in form and substance as attached hereto as Annex 7.2.3b;

c.    a power of attorney under which any of the actions referred to in Section 7.2.1 and 7.2.3 are executed, including evidence reasonably satisfactory to Seller of the authority of any Person signing on behalf of Purchaser.

7.3                                           Passing of Risk and Benefit

7.3.1                                 The Purchaser acquires economic right and benefit regarding the Shares with effect as of the Closing.

7.3.2                                 The Parties agree that profits generated in the current fiscal year 2016 as well as any profits that were generated in prior fiscal years but have not yet been distributed to the Seller (i.e. profits carried forward from previous fiscal years and profits from previous fiscal years regarding which no distribution resolution has yet been passed) shall solely belong to the Purchaser.

8.                                                  Other Covenants

8.1                                           Non Competition and Non-Solicitation

8.1.1                                 For a period of 3 (three) years after Closing, the Seller agrees not to directly or indirectly (including, but not limited to, through partnerships or companies) either for himself or any other Person, invest, engage or participate in any activities which compete with activities of the Company, the Business or the Purchaser’s business anywhere in the world or contract to do so. Participations of less than 3% in publicly traded companies are exempt from this covenant.

8.1.2          For a period of 3 (three) years after Closing, the Seller shall not, directly or indirectly (including, but not limited to, through partnerships or companies), either for himself or any other Person (i) induce any employee or independent consultant of the Company to leave the employ of, or terminate the consulting contract with, the Company, (ii) employ, or otherwise engage as an employee, independent contractor, or otherwise, any employee or independent consultant of the Company, or (iii) induce any present or future customer, supplier, licensee, or business partner of the Company to cease doing business with the Company.

8.1.3          In case of a breach of this obligation set forth in this Section 8.1.1 and 8.1.2, the Seller shall pay liquidated damages (Konventionalstrafe) to the Purchaser in the amount of USD 500,000 (in words: five hundred thousand US Dollars) per breach. Payment of the liquidated damages in case of breach of Section 8.1.2 shall be subject to evidence that the employee or the independent consultant has terminated the contract with the Company i) due to inducement of the Seller and ii) before termination of the agreed period of services. Nothing contained herein shall prevent the Purchaser from seeking specific performance of the Seller’s obligations and from seeking damages for any Damages suffered by the Purchaser in excess of the liquidated damages payable hereunder.

8.1.4          Should the non-competition and/or non-solicitation clause be or become void or voidable, the maximum legally permissible shall be deemed agreed upon.

8.2                                           Public Announcements

Seller shall inform the Company’s customers, and Seller and Purchaser shall publish any press release or make any other voluntary announcements to the public in connection with the execution and consummation of this Agreement only upon mutual agreement regarding form, content and timing of such public announcement, subject to announcements required by applicable Law (including stock exchange regulations).

8.3                                           Confidentiality

Seller acknowledges and agrees that Purchaser will publicly disclose the contents of this Agreement and file this Agreement with the US Securities and Exchange Commission pursuant to Purchaser’s periodic reporting obligations under the US Securities Exchange Act of 1934, as amended.

Seller shall keep all confidential information in respect of the Business in strict confidence, and further undertake not to disclose any such information to third parties, and shall in all respects keep confidential and not at any time disclose to anyone any confidential information.

9.                                                  Taxes, Costs, Expenses

9.1                                           Taxes

Except as otherwise provided for in this Agreement, each of the Seller and the Purchaser shall bear all Taxes incurred by or levied on it in connection with the transactions contemplated under this Agreement.

9.2                                           Costs and Expenses

Regardless of whether the transactions contemplated by this Agreement are consummated, each Party will bear its own expenses (including fees and disbursements of legal counsel, accountants, financial advisors and other professional advisors) incurred in connection with the preparation, negotiation, execution, delivery and performance of this Agreement (and each of the other agreements and instruments contemplated by or executed in connection with this Agreement) and the consummation of the transactions contemplated by this Agreement, except as otherwise provided for in this Agreement.

10.                                           General Provisions

10.1                                    Notices

All declarations, notices, requests, demands, claims or other communications provided for hereunder shall, unless otherwise specifically provided herein, (a) be in writing addressed to the party receiving the notice at the address set forth below or at such other address as may be designated by written notice, from time to time, to the other party, and (b) be effective upon delivery, when mailed by mail, registered or certified, return receipt requested, postage prepaid, sent by confirmed telecopy or personally delivered. Notices shall be sent to the following addresses:

if to the Seller:	Viktor Plesski
Chemin de la Rose 10
2025 Gorgier

if to the Purchaser:	Resonant Inc.
110 Castilian Drive, Suite 100
Goleta, CA 93117
USA

with a copy to	Meyerlustenberger Lachenal
Daniel Schoch
Forchstrasse 452
P.O. Box 1432
8032 Zurich

10.2                                    Amendments and Waivers

No amendment or waiver of any provision of this Agreement, including this Section 10.2, shall be valid unless the same shall be in writing and signed by the Seller and the Purchaser. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.3                                    Succession and Assignment

This Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations of any Party under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by the Seller, without the prior written consent of the Purchaser, and by the Purchaser, without the prior written consent of the Seller, and any such assignment without such prior written consent shall be null and void; provided, however, that the Purchaser may, without the consent of the Seller:

a.             assign this Agreement to any direct or indirect wholly-owned subsidiary of the Purchaser, provided that such assignee assumes the obligations of the Purchaser hereunder and that the Purchaser remains liable for its obligations hereunder;

b.             consummate this transaction through an Affiliate of the Purchaser; and;

c.              Assign this Agreement or any of Purchaser’s rights, interests or obligations hereunder to providers of financing for the purpose of financing the transactions contemplated by this Agreement (provided that no such assignment shall relieve the Purchaser of any of its obligations hereunder).

10.4                                    Severability

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a Governmental Authority declares or determines that any term or provision hereof is invalid or unenforceable, the Parties agree that the scope, duration or area of the term or provision, specific words or phrases shall be deleted, or any invalid or unenforceable term or provision shall be replaced with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

11.                                           Governing Law and Jurisdiction

11.1                                    Governing Law

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland, excluding the principles of conflicts of laws thereof (IPRG).

11.2                                    Jurisdiction

Any dispute, controversy or claim arising out of, or in relation to, this Agreement, including the validity, invalidity, breach or termination thereof, shall be submitted to the exclusive jurisdiction of the Zurich Commercial Court. Each Party waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to such exclusive jurisdiction, and submits to the jurisdiction of such court in any suit, action or proceeding.

[signature page follows]

[Signature page GVR Trade S.A. Share Purchase Agreement]

Place / Date:	Gorgier / 6 July 2016	.	/s/ Viktor Plesski
Viktor Plesski

RESONANT INC.

Place / Date:	Boston, MA, USA 5 — July - 2016	By:	/s/ Terry Lingren

		Name:	Terry Lingren

		Title:	CEO

Annex 1: Definitions

Accounting Rules	Swiss Code of Obligations

Adjustment Amount	shall have the meaning set forth in Section 3.3.2.1

Affiliate

means with respect to any particular Person or entity, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person or entity.

Agreement	shall mean this Share Purchase Agreement including all of its Annexes and Schedules.

Appraiser	shall have the meaning set forth in Section 3.3.3.2

Benefit Plans	shall have the meaning set forth in Section 15.1 in Annex 4.1.

Business	shall have the meaning set forth in Recital F.

Business Day	shall mean any day on which the commercial banks in Zurich are open for normal business transactions.

Calculation Rules	means the calculation method of Net Working Capital and Net Cash as set forth in Annex 3.1.1.

Cash	means cash and cash equivalents.

Cash Consideration	shall have the meaning set forth in Section 3.1.1.a.

Confidential Information	shall have the meaning set forth in Section 9.3.

Control

(or any term derived there from) means the power, (through the holding of securities, shares or voting rights or by any other means), to directly or indirectly direct, manage and/or determine the management or the policies of any Person.

Claim

means any existing or threatened claim, demand or cause of action of any kind or character under any theory (including contract, tort, statutory liability, premises liability, products liability, breach of warranty or malpractice), whether civil, criminal, investigative or administrative, whether made by a Governmental Authority or any other Person, whether absolute or contingent, and whether or not asserted in any Proceeding.

Claim Period	shall have the meaning set forth in Section 5.1.1.

Closing	shall mean the consummation of the transaction as described in Section 7.

Closing Accounts	means either the Proposed Closing Accounts or the Final Closing Accounts as the case may be.

Closing Date	shall have the meaning set forth in Section 7.1.

CO	shall mean the Swiss Code of Obligations.

Company	shall have the meaning set forth in Recital A.

Damages

means any damage, obligation, payment, cost, expense, injury, judgment, settlement, penalty, fine, interest, Tax or other loss (whether known or unknown, whether absolute or contingent, whether direct or indirect, whether liquidated or unliquidated, and whether due or to become due), including the cost and expense of defending and prosecuting any and all Proceedings and complying with any and all Orders relating thereto, expenses of preparation and investigation thereof and reasonable attorneys’, experts’, consultants’ and accountants’ fees in connection therewith.

Debt	Debt means all financial liabilities and any other interest bearing amounts, payable to Third Parties.

Disclosure Letter	shall have the meaning set forth in Section 5.1.4.c

Fairly Disclosed

shall mean a fair and not misleading disclosure of a fact or matter in such detail and in the relevant section of the Disclosure Letter as to enable the Purchaser upon first reading and without making any further inquiries or cross examinations of other documents to identify and accurately assess the fact or matter concerned.

Final Adjustment Amount	shall have the meaning set forth in Section 3.3.3.

Final Closing Accounts	shall have the meaning set forth in Section 3.3.3.

Financial Statements	shall have the meaning set forth in Section 7 in Annex 4.1.

Governmental Authority

means (i) any sovereign Person or political subdivision thereof, (ii) any government thereof (whether federal, state, local or foreign) or any department, agency, bureau, commission, office, service, regulatory body or other instrumentality of government or (iii) any court or quasi-judicial (public or private, including any arbitration tribunal).

Intellectual Property Rights	shall have the meaning set forth in Section 14 in Annex 4.1.

Law	means any foreign, federal, state, local or other law or governmental requirement of any kind, and the rules, regulations, statute, Permits and Orders promulgated thereunder.

Liability

means any liability (whether known or unknown, whether absolute or contingent, whether direct or indirect, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

Lien	shall mean any lien, charge, encumbrance and security interest, irrespective of whether such Lien arises under any agreement or by operation of statutory law.

Material Adverse Change

means any change, event, violation, inaccuracy, circumstances or effect that is materially adverse to the business, financial condition, capitalization, assets, liabilities, operations, results of operations or prospects of the Company taken as a whole.

Material Contracts	shall have the meaning set forth in Section 12 in Annex 4.1.

Negative Adjustment Amount	shall have the meaning set forth in Section 3.3.2

Net Cash	means Cash minus Debt.

Net Working Capital	means the current assets minus the current liabilities, as set forth and further detailed in the Net Working Capital calculation set forth in Annex 3.3.1.

Notice of Breach	shall have the meaning set forth in Section 5.1.2.a).

Notice of Objection	shall have the meaning set forth in Section 3.3.3.2.

Order

means (i) any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority (including any arbitration award entered by an arbitrator) having competent jurisdiction to render such and (ii) any settlement agreement entered into in connection with the settlement, dismissal or other resolution of any Proceeding.

Ordinary Course of Business

means the ordinary course of business of the Company, consistent with its past custom and practice (including with respect to quantity and frequency), but excluding any action or omission that constitutes (or, with the passage of time, the giving of notice by any Person or the happening of any other event, would constitute) a breach of any contract or warranty, a tort, an infringement of any right of any other Person or a violation of Law.

Party / Parties	shall have the meaning as set forth on the front page of this Agreement.

Permit

means any written approval, consent, exemption, franchise, accreditation, license, permit, waiver, registration, filing, certificate or other authorization required by Law or any Governmental Authority.

Person

means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority or any other entity.

Positive Adjustment Amount	shall have the meaning as set forth in Section 3.3.2.

Proceeding

means any charge, complaint, action, suit, litigation, proceeding, hearing, investigation, assessment or Claim, or any notice of any of the foregoing, by or before any Governmental Authority (including before any arbitrational tribunal).

Proposed Adjustment Amount	shall have the meaning set forth in Section 3.3.3.1.

Proposed Closing Accounts	shall have the meaning set forth in Section 3.3.3.1.

Purchase Price	shall have the meaning set forth in Section 3.1.

Purchaser	shall have the meaning set forth on the front page of this Agreement.

Purchaser’s Warranties	shall have the meaning set forth in Section 4.2

Related Party

means (i) any Affiliate of any Seller (ii) any director, manager, officer or employee of any Seller (or of any of their Affiliates) and (iii) any family member of any of the foregoing who is a natural person.

Schedule	mean a schedule to this Agreement.

Section	shall mean a section of this Agreement.

Seller	shall have the meaning set forth on the front page of this Agreement.

Shares	shall have the meaning set forth in Recital B.

Share Consideration	shall have the meaning set forth in Section 3.1.1.b.

Target Net Cash	shall have the meaning set forth in Section 3.3.1.b

Target Net Working Capital	shall have the meaning set forth in Section 3.3.1.a.

Transaction Documents	shall have the meaning set forth in Section 1.1 in Annex 4.1.

Taxes

shall mean all tax liabilities, including income taxes (personal or corporate), capital taxes, stamp duties (both on the issuance and on the transfer or securities), withholding taxes, value added taxes and all other taxes payable to any competent taxing authority in any Jurisdiction, as well as any interest, penalties, costs and expenses reasonably related thereto.

Tax Returns	means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Tax Authorities	means, with respect to any Tax, the Governmental Authority that imposes such Tax and the agency (if any) charged with the collection of such Tax for such Governmental Authority.

Third Party Claim	shall have the meaning set forth in Section 5.1.5.

Unfunded Pension Obligations

shall be the difference between the Pension Obligations less the value of any associated funding to be transferred with those Pension Obligations as at the Closing Date. These amounts will be calculated using actuarial reports provided as part of the preparation of the Closing Accounts.

Warranties	shall have the meaning set forth in Section 4.1.

Annex 3.1.1                              Calculation Rules for the Calculation of Net Working Capital and Net Cash

A.            Calculation of Net Working Capital

Accounts receivable
./. accounts payable

B.            Calculation of Net Cash

+ Cash and equivalents, time deposit, short term money
1000	Caisse	Cash
1030	Raiffeisen CHF	Bank account in CHF
1031	Raiffeisen EUR	Bank account in EUR
1032	Raiffeisen USD	Bank account in US
1033	Raiffeisen NILSAW
1140	Titres et actions	Shares
./. Short-term bank debts and bank overdrafts (current, interst bearing)

./. Short-term loans from associatedes/shareholders (interest bearing)

./. Short-term leasing commitments (interest bearing)

Annex 4.1                                        Warranties

1.                                                  Seller’s Authority

1.1                                           The Seller is competent and has full power, right and authority to enter into and perform his obligations under this Agreement and each of the ancillary agreements (Transaction Documents) to which he is a party.

1.2                                           There is no requirement for the Seller to make any filing to or to obtain any approval from any governmental authority as a condition to consummating the transactions contemplated by this Agreement.

2.                                                  Title to Shares

2.1                                           The Seller has good and marketable title to the Shares owned by him free and clear of any Liens whatsoever and the Shares are not subject to any pre-emptive right, right of first refusal, right of first offer or any similar right of a third party, promise to sell or other transfer restrictions (other then transfer restrictions provided for in the articles of association), and the Company is not party to any arrangement for sharing income.

2.2                                           Upon consummation of the transaction provided for in this Agreement in accordance with the terms hereof, Purchaser will receive good and valid title to the Shares, free and clear of any Liens.

3.                                                  Corporate Information

3.1                                           The Company is duly incorporated and organized and validly existing under the Laws of Switzerland, is in good standing and has the full corporate power and authority to own, hold or use its assets and properties and to conduct its business as the same is presently being conducted. The capital structure of the Company reflects the valid ownership of the relevant shares, free and clear of any Lien or third party rights. The Seller owns one hundred percent (100%) of the shares of the Company.

3.2                                           The Shares represent the entire issued and outstanding share capital of the Company. The Shares of the Company are validly issued and fully paid and non-assessable.

3.3                                           The Shares are validly certificated in the share certificate No. 1 to No. 32.

3.4                                           The share ledger, stock transfer records and other shareholder records for the Company are complete and correct and have been maintained in accordance with good business practices and the applicable legal requirements.

3.5                                           There are no outstanding options, warrants, calls, rights or commitments, or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any of the Shares or other securities of the Company.

3.6                                           There exists no authorization, obligation or arrangement (present or future, absolute, contingent or otherwise) of the Company to issue or sell shares to any Person. No further capital, shares, or other equity instruments in the Company have been or will be issued on or before the Closing Date.

3.7                                           The excerpts from the Commercial Register regarding the Company disclosed on Schedule 3.7 are true, correct and complete. With regard to the Company, only the person registered in the Commercial Register is authorized to represent the Company.

3.8                                           The copies of the articles of association of the Company as disclosed on Schedule 3.8 is true, correct and complete copies of such documents including all modifications and amendments made until today. The Company is in no violation of any of its articles of association or the bylaws.

3.9                                           Neither the Seller nor the Company is currently subject of any Proceedings with a view to prevent or settle financial difficulties (including, but not limited to, receivership, bankruptcy proceedings or any similar actions), and no such Proceedings are anticipated.

4.                                                  Subsidiaries

The Company does not have any subsidiaries.

5.                                                  Transaction Not a Breach

5.1                                           The execution, delivery and performance by the Seller of this Agreement and the Transaction Documents to which he is a party and the consummation of the transactions contemplated hereby or thereby will not:

a)	violate or conflict in any respect with any provision of the articles or association (or other constitutive documents) of the Company; or

b)	violate or conflict with or result in a breach of or default under any provision of any Law;

c)

breach, violate or constitute a default under or an event which would give rise to any right of termination or cancellation, in accordance with the express terms of any agreement to which the Seller or the Company are a party, or by which the Seller or the Company or any of their properties or assets may be bound; or

d)	require from Seller any notice to, declaration or filing with, or consent or approval of, any Governmental Authority or other third party.

6.                                                  Compliance with Applicable Laws

6.1                                           The Company is, and has been, in compliance with all Laws applicable to it or the operation, use, occupancy or ownership of the assets of the Company or conduct of their respective businesses, and neither the Company nor the Seller has received notice (written or oral) from any Governmental Authorities, or has any knowledge of, any failure to so comply.

7.                                                  Financial Information

7.1                                           Schedule 7.1 contains true and complete copies of the following financial statements of the Company (Financial Statements):

a)            The unaudited balance sheet of the Company as of December 31, 2013, 2014 and 2015, and the related statements of income for the years then ended; and

7.2                                           Each of the Financial Statements is complete and correct, is consistent with the books and records of the Company and give a true and fair view in the whole and in each individual position, the Company’s financial position (assets and liabilities and equity) as of its respective date and accurately and completely presents the results of operations, shareholder’s equity and cash flows for the period related thereto in accordance with the Law, the bylaws and the Swiss Code of Obligations consistently applied throughout the periods covered thereby.

7.3                                           The reserves reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner.

7.4                                           The books of the accounts and all supporting books and records have been properly kept as required under applicable legal, regulatory and accounting requirement and are up-to-date.

7.5                                           The Company has no Debts, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due), including, without limitation, liabilities or obligations on account of Taxes or governmental charges or penalties, interest or fines thereon or in respect thereof, except to the extent specifically reflected and accrued for or specifically reserved against in the Financial Statements.

8.                                                  Assets

8.1                                           The assets and leasehold interests owned, leased or licensed by the Company include all of the tangible and intangible assets, properties and rights used in or material to the Businesses and operations of the Company and all of the assets necessary to conduct the Businesses and operations of the Company as presently conducted and as currently proposed to be conducted.  Except as set forth on Schedule 8.1, neither Seller nor any Affiliate of Seller (other than the Company) owns any property or right, whether tangible or intangible, which is used by the Company.

8.2                                           The Company have good and marketable title to, or a valid leasehold interest in or a valid right to use, all tangible and intangible assets, property and rights used by the Company or shown on the Financial Statements (except to the extent that assets have been disposed of in the Ordinary Course of Business), in each case free and clear of all Liens.

9.                                                  Accounts Receivables and Payables

9.1                                           All accounts receivable of the Company

a)    arose in the Ordinary Course of Business from bona fide arm’s-length transactions for the sale of goods or performance of services by the Company;

b)    are valid;

c)    are collectible in the Ordinary Course of Business and are not subject to counterclaims or setoffs;

d)    are not more than 30 days past due from the date first due and payable.

9.2                                           The Company is presently not a party to and has not entered into any agreement to factor, sell, pledge or otherwise dispose of any Accounts Receivable.

10.                                           Real Property

10.1                                    Schedule 10.1 sets forth a list of all of the real property owned or leased by the Company.

10.2                                    The Company has good and marketable title to, or valid leasehold interest in, all real property used by the Company’s business free and clear of any Liens.

10.3                                    Each rental and other payment due from the Company under a Lease has been duly paid.

11.                                           Tax Matters

11.1                                    All notices, computations and Tax Returns required to be filed prior to Closing by or with respect to all taxes, both direct and indirect, under any jurisdiction or any part thereof, payable or reimbursable by the Company has been filed in a timely manner. All such notices, computations and Tax Returns

a)    have been prepared in the manner required by applicable Law; and

b)    are true, correct and complete and are not subject of any material dispute nor are likely to become the subject of any material dispute with such Tax Authorities; and

c)    accurately reflect the liability for all Taxes, both direct and indirect, under any jurisdiction or any part thereof of the Company.

11.2                                    The Swiss tax assessments of the Company with respect to cantonal and federal income taxes are final up to and including the financial year 2013, whereas the tax assessments for the years 2014 to 2015 are preliminary.

11.3                                    All Taxes whether actual, deferred, contingent, potential or disputed, attributable to the operations or activities of the Company for all times prior to 2015, have been either paid in full or full provisions have been made in the accounts as of 31 December 2015.

11.4           The Company has not been involved in any transaction, including, without limitation, intercompany transactions, transactions that might qualify as constructive dividends and/or transactions with any of their shareholders, directors, employees or related parties, which has given or may give rise to a Tax Liability other than Tax on normal business activities arising from transactions entered into during the Ordinary Course of Business.

12.                                           Material Contracts

12.1                                    Project E! 10640 UWB_SENS, including all approved funding under the project, will remain valid and binding on the other parties thereto, without the consent, approval or waiver of the other party.

12.2                                    Except as set forth on Schedule 12.1, as of the date hereof, the Company is not party to any written or oral:

a)    agreement, contract or commitment relating to the employment of any Person, or any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement, severance, change of control or other employee benefit plan or arrangement;

b)    agreement, contract, commitment or restriction relating to capital expenditures other than contracts, agreements or commitments not exceeding CHF 5,000 individually, or CHF 10,000 in the aggregate;

c)    loan or advance to, or investments in, any Person or any agreement, contract or commitment relating to the making of any such loan, advance or investment;

d)    loan and credit agreements, promissory notes and other instruments of indebtedness;

e)    guarantee, surety or other contingent liability in respect of any Indebtedness or obligation of any Person;

f)    management service, consulting, maintenance or any other similar agreement, contract or commitment (including any employee lease or outsourcing arrangement);

g)    agreement, contract or commitment limiting the ability of the Company to engage in any line of business or to compete with any Person or to solicit any Person for employment;

h)    license, franchise, distributorship agreements;

i)    agreement, contract or commitment which involves aggregate payments of CHF 10,000 or more;

j)    agreement, contract or commitment regarding (i) the purchase, sale, lease or disposal of any capital stock or other securities of the Company or (ii) the purchase, sale, lease or disposal of any assets of the Company other than in the Ordinary Course of Business;

k)            agreement, contract or commitment (other than as set forth in item (a) above) with any Affiliate, shareholder or employee of the Company (including any officer, director, agent or consultant);

l)                agreement or arrangement regarding confidentiality; or

m)        agreement, contract or commitment outside the Ordinary Course of Business.

(hereinafter collectively the Material Contracts).

12.3                                    All of the Material Contracts shall, following the Closing, remain enforceable by the Company and binding on the other party thereto, without the consent, approval, novation or waiver of any third party.

12.4                                    The Company nor is in no default, nor has any event occurred which, with the giving of notice or the passage of time or both, would constitute a default, under any Material Contract or any other obligation owed by the Company, and no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default by any other party to any such Material Contract or obligation.

12.5                                    Each of the Material Contracts is in full force and effect, is valid and enforceable in accordance with its terms and is not subject to any Claims, charges, setoffs or defences.

12.6                                    Each Material Contract was effected on market terms in arm’s-length negotiations.

13.                                           Creditors and Customers

13.1                                    Schedule 13.1 contains an accurate and complete list of the creditors of the Company and the amounts owed to each such creditor.

13.2                                    Schedule 13.2 contains an accurate and complete list of

• the ten largest customers of the Company in terms of total revenue for each such customer during the fiscal year ended December 31, 2015]; and

• the ten largest customers of the Company in terms of revenue during the six months ended June 30, 2016, with the approximated total revenue by the Company to each such customer during such time period; and

13.3                                    Since December 31, 2015:

• there has not been any Material Adverse Change in the business relationship between the Company and any such customer;

• no such customer has advised the Company that it intends to terminate its relationship with the Company or reduce its purchases from the Company to an extent that could reasonably be expected to result in a Material Adverse Change in the relationship between such customer and the Company; and

• no such customer has advised the Company that it intends to terminate its relationship with, or reduce its purchases from, the Company, because of the transactions contemplated hereby.

14.                                           Intellectual Property Rights

14.1                                    Schedule 14.1 contains a complete and correct list of all know-how, patents, trade names, trade marks, service marks, service names, domain names, copyrights and other intellectual property rights (including all applications for the protection thereof) (Intellectual Property Rights) owned or filed by the Company.

14.2                                    The Company is the legal and beneficial owner of, or have adequate license to use, the Intellectual Property Rights. The Intellectual Property Rights owed by the Company are validly registered in the name of the Company to the extent this is customary and the Seller does not have any interest in or right to use any of the Intellectual Property Rights owed by the Company. All registration fees for the Intellectual Property Rights owed by the Company are fully paid and none of the Intellectual Property Rights owed by the Company is subject to (existing or proposed) Liens. No Claims have been made or threatened challenging the use, validity, subsistence or enforceability of the Intellectual Property Rights owed by the Company.

14.3                                    All of the Intellectual Property Rights owed by the Company are valid and enforceable in those jurisdictions where said intellectual property is registered. There are no restrictions or limitations on the Company’s right to use any Intellectual Property Rights owned by the Company as they are currently used. There has been no conflict with, or infringement or threatened infringement of any of the Intellectual Property Rights owned by the Company by any third party or of any third party’s intellectual property by the Company.

14.4                                    There are no assignments, licenses, sublicenses, agreements or commitments outstanding or effective granting any other person any right to use, operate under, license or sublicense or otherwise exploit any of the Intellectual Property Rights owned by the Company.

14.5                                    No Intellectual Property Right owned by the Company is subject of any outstanding Claim, Order or Proceeding (other than pending applications for registration or renewals of registrations or the recording of any assignment(s) of any Intellectual Property Rights).

14.6                                    The Seller and the Company have taken reasonable precautions to protect, document and safeguard all trade secrets, know-how, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints which relate to the business of the Company.

15.                                           Social Security Matters

15.1                                    The Company is in material compliance with all applicable pension and social security Laws. All social security, pension fund, benefit plan or similar payments due by the Company in favour of the employees, under applicable Law or any benefit plans (Benefit Plans) for any period ending before consummation of the transaction contemplated hereby, have been fully paid or adequately provisioned in the Financial Statements.

15.2                                    All contributions required to be made under the terms of any such Benefit Plans until the consummation of the transaction contemplated hereby have been made in a timely manner or have been adequately provisioned in the relevant Financial Statements. The Benefit Plans of the Company do not have an accumulated funding deficiency pursuant to applicable Laws.

16.                                           Employment Matters

16.1                                    Schedule 17.1 is a correct and complete list of directors, officers and employees with their salaries and remuneration.

16.2                                    The Company has complied with all obligations arising out of statutory provisions, regulations, employment agreements, collective bargaining agreements and final judicial decisions, if any.

16.3                                    All payments required to be made under statutory provisions, regulations, employment agreements, collective bargaining agreements and final judicial decisions, if any, until the consummation of the transaction contemplated hereby have been timely made or provided for in the relevant Financial Statements.

17.                                           Insurance

17.1                                    The Company is in possession of valid insurance policies which contain coverages that are adequate and prudent in light of the risks inherent in the Company’s Business. All premiums under such insurance policies have been duly paid.

18.                                           Litigation and Investigations

18.1                                    There is no Proceeding, Claim or Order pending or, threatened against the Company or the Seller before any court, arbitral tribunal or before any Governmental Authority, nor is there any basis for any such Proceeding, Claim or Order.

18.2                                    The Company is no subject to any judgment, order or decree of any court, arbitral tribunal governmental department, commission, board or agency, nor have they received any written opinion or memorandum or legal advice from legal counsel retained by the Company or Seller to the effect that they are exposed, from a legal standpoint, to any liability.

19.                                           Absence of Changes

19.1                                    Since 31 December 2015:

a)            the Company’s business has been carried on in the Ordinary Course of Business;

b)            no liabilities have been incurred other than those arising from the normal course of business;

c)             no Material Adverse Event has occurred.

20.                                           No Misrepresentation

20.1                                    None of the representations and warranties of the Seller set forth in this Agreement, in any of the certificates, Schedules, lists, documents, or other instruments delivered, or to be delivered, to Purchaser as contemplated by any provision hereof (including, without limitation, the Transaction Documents), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact that has not been disclosed to Purchaser which materially adversely affects or could reasonably be anticipated to materially adversely affect the Company or the Seller’s ability to consummate the transactions contemplated hereby.

21.                                           Investment Representations

21.1                                 Seller is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.  Seller is a resident of Switzerland, and is accepting deliver of the Share Consideration in Switzerland.  Seller is obtaining the Share Consideration for Seller’s own account and Seller has no present intention of distributing or selling the Share Consideration except as permitted under the Securities Act.  Seller has (i) sufficient knowledge and experience in business and financial matters to evaluate Purchaser, its proposed activities and the risks and merits of an investment in the Share Consideration, (ii) the capacity to protect his own interests in connection with the acquisition of the Share Consideration by virtue of his business or financial expertise and (iii) the ability to accept the risk and lack of liquidity inherent in an investment in the Share Consideration.

21.2                                 Seller has had an opportunity to discuss Purchaser’s business, management and financial affairs with officers and management of Purchaser.  Purchaser has also had the opportunity to ask questions of and receive answers from Purchaser and its management regarding the terms and conditions of the investment in the Share Consideration. Seller believes that he has received all the information Seller considers necessary or appropriate for deciding whether to acquire the Share Consideration. Seller understands that such discussions, as well as any information issued by Purchaser, were intended to describe certain aspects of Purchaser’s business and prospects, but were not necessarily a thorough or exhaustive description.

21.3                                 Seller is aware that the Share Consideration has not been registered under the Securities Act, and that the Share Consideration is deemed to constitute “restricted securities” under Rule 144 promulgated under the Securities Act (“Rule 144”).  Seller also understands that the Share Consideration is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Seller’s representations contained in this Agreement.

Annex 4.2                                        Purchaser’s Warranties

1.               Effect and Authorization

a)    The Purchaser is a corporation duly incorporated and organized and validly existing under the Laws of the State of Delaware.

b)    The Purchaser has the unrestricted right, power and authority and all necessary consents and authorisations to enter into and perform its obligations under this Agreement.

c)    This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers) constitutes legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with its terms.

2.               No Authorization Required

Other than as set forth in this Agreement, no authorizations, permits or consents are required from any governmental or administrative authority, any governing body of the Purchaser, or any third party (including, without limitation, any shareholders or creditors of the Purchaser) for the consummation of the transactions contemplated under this Agreement.

3.               No Governmental or Regulatory Claims

There are no actions, suits or proceedings pending against the Purchaser or any of the Purchaser’s affiliates before any court, administrative authority or commission which involve a claim by a governmental or administrative authority, which would hinder, or substantially impair, the consummation of the transactions contemplated by this Agreement, and, to the best of Purchaser’s knowledge, no such actions, suits or proceedings have been threatened to be filed or instituted against the Purchaser.

4.               Purchase in Own Name

The Purchaser confirms to buy the Purchase Shares in its own name and for its own account.

5.               Winding up / Insolvency

No order has been made, petition presented, resolution passed or meeting convened for the winding-up (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributories) of the Purchaser.

No insolvency or similar proceedings have been, or have been threatened in writing to be, opened over the assets of the Purchaser or rejected due to a lack of assets, and, to Purchaser’s best knowledge, there are no circumstances that would require or justify the opening of or application for such proceedings.

6.                                                  Sufficient Funds

The Purchaser has, and will have at Closing, the necessary funds at its disposal to pay at Closing the Purchase Price.

7.                                                  Issuance of Share Consideration

The Share Consideration has been duly authorized and, upon issuance in accordance with the terms of this Agreement, shall be duly issued, fully paid and non-assessable, and, assuming the accuracy of the representations and warranties of Seller set forth in Paragraph 21 of Annex 4.1 above, will be issued in compliance with all applicable US federal securities Laws.  Assuming the accuracy of the representations and warranties of Seller set forth in Paragraph 21 of Annex 4.1 above, the offer and sale by Purchaser of the Share Consideration is exempt from the registration and prospectus delivery requirements of the Securities Act.

Annex 5.1.4.c                                                                     Disclosure Letter

Annex 7.2.1b                                                                       Employment contracts

Annex 7.2.3b                                                                       Licence Agreement regarding Layers Software